Exhibit 99.1

SimplePons Adds Al Carmona

to Advisory Committee

DELRAY BEACH, Fla., August 2, 2012 /PRNewswire/ -- SimplePons, Inc. (OTCBB: QPON) www.SimplePons.com a developer of Smartphone Apps designed to deliver unique digital content which enable users to redeem discounts and deals with their smartphones is pleased to announce it has appointed Mr. Al Carmona as a member of the recently created Advisory Committee to its Board of Directors.

Mr. Carmona has been serving as Executive Vice President and Senior Advisor of Mars & Co, a high end international strategy consulting firm, since 2006 and has been with the firm since 1986.  With the assistance of Mr. Carmona, Mars & Co. has grown to over 250 professionals worldwide.  Mr. Carmona has solid experience in a wide variety of areas including cost and supply chain optimization, brand strategy, pricing and demand building optimization, competitive analysis, portfolio optimization, business unit turnarounds, as well as acquisition and divestiture analysis.  Mr. Carmona has a Bachelor of Science degree in Chemical Engineering from Princeton University and a MBA degree from the Wharton Business School, University of Pennsylvania.

SimplePons (Simple Coupons) is a convenient platform that enables users to access deals and save money throughout their local community.  Each SimplePons App can be loaded (re-loaded) with hundreds of “Deal Quality” coupons and two for one and 50% off savings at local and national merchants, including dining, fast food and entertainment venues.

Click to view SimplePons VFP video http://www.youtube.com/user/simplepons

About SimplePons

SimplePons, Inc. offers a unique renewable membership via mobile app or physical coupon book comprised of a bundle of over 100 “discount deal” style coupons containing everything from fine dining, fast food and entertainment deals offering savings of 50% off or more all for just $20 a year. SimplePons (short for “Simple Coupons”) unlike daily deal websites, which solicit members daily via email to purchase coupons one-at-a-time, allow their members to buy, all the deals, all at once, all for one low price for use whenever they want to use them. For more information on SimplePons, please visit our website at www.SimplePons.com. The SimplePons App currently works on the Apple iPhone 3, 4, 4s, iPad and Android phones running 2.1 - 2.3; 3.x and 4.x Android OS. For more information on how SimplePons work please visit our website at www.SimplePons.com and the ‘How It Works’ page.

1

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, SimplePons, Inc.’s ability to develop brand recognition, relationships, execution of its business strategy, its financial resources, risks related to market acceptance and demand for its products and develop and market products such as a smartphone applications and printed books. SimplePons, future results may also be impacted by other risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2012 and our subsequent filings with the Securities and Exchange Commission. Many factors are difficult to predict accurately and are generally beyond the company’s control. Forward-looking statements speak only as to the date they are made and SimplePons, does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made

SimplePons

Rich Miller, 561-330-3500

info@SimplePons.com

simplepons.com/default/investorRelations